In the Company’s proxy statement for the 2012 annual meeting of shareowners, we are seeking shareowner approval of the material terms of the performance measures under the 2010 Incentive Award Plan (As Amended Effective February 7, 2012) to preserve the tax deductibility of certain awards under this plan (the “2010 Plan Performance Measures Proposal”).

In order to provide our shareowners additional information to take into consideration when determining how to vote on the 2010 Plan Performance Measures Proposal, we are providing updated information on our equity compensation plans.  Specifically, the table below reflects the number of shares to be issued upon the exercise of outstanding options, warrants and rights and the number of securities remaining available for issuance under our shareowner-approved equity plans as of March 30, 2012, but excluding 3,240,365 awards that are scheduled to vest and/or be fully distributed from our equity plans within one week of our April 24, 2012 annual shareowner meeting.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders(1)	13,881,990	(2)(3)	$16.26	(4)	12,551,672	(5)

 (1)        Plans include the Coca-Cola Enterprises, Inc. Long-Term Incentive Plan (the “Legacy Plan”), the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Plan”) and the Coca-Cola Enterprises, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”).

(2)        Represents shares of our common stock issuable pursuant to the following outstanding equity awards:  (i) under the Legacy Plan and the 2010 Plan, 8,736,490 stock options; 1,276,535 restricted stock units; and 3,438,191 performance share units; and  (ii) under the Directors Plan, 430,774 phantom stock units.

 (3)          Not included in the number in column (a) are the following:  3,183,186 performance share units and 10,112 restricted stock units under the Legacy Plan, as well as 47,067 vested restricted share units under the Directors Plan.  Shares of our common stock underlying these share units will be distributed within one week following the Company’s annual shareowner meeting on April 24, 2012.

(4)           The weighted-average exercise price shown in column (b) relates only to the 8,736,490 outstanding stock options issuable under the Legacy Plan and 2010 Plan, of which have an average weighted-average term of 6.5 years.

(5)         Represents shares of our common stock issuable pursuant to future awards under the 2010 Plan as of March 30, 2012, which reflects the reduction to the number of shares available for issuance under such plan by 2,500,000 that was effective February 7, 2012.